Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Paratek Pharmaceuticals, Inc., of our report dated March 9, 2016 on our audits of the consolidated financial statements of Paratek Pharmaceuticals, Inc. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and our report dated March 9, 2016 on our audit of the effectiveness of internal control over financial reporting of Paratek Pharmaceuticals, Inc. as of December 31, 2015, which reports are included in Paratek Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ CohnReznick LLP

Vienna, Virginia

March 9, 2016